Exhibit 99.1

Pyxus International, Inc.	Tel: 919 379 4300
6001 Hospitality Court	Fax: 919 379 4346
Suite 100	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Tomas Grigera
(919) 379-4300

Pyxus International, Inc. Reports Fourth Quarter Results, Completes Strong Fiscal Year 2024

— Full-year Revenue and Margin Gains on Favorable Mix and Cost Efficiencies for Global Footprint Utilization —
— Full-year Operating Income Grows to $137.2 Million and Net Income of $2.7 Million —
— Adjusted EBITDA Near Top of Guidance at $193.9 Million; Positive Annual Net Income —
— Executed $88.2 Million of $122.5 Million Debt Repurchase to Date; Expects September Completion —

Morrisville, NC – June 6, 2024 – Pyxus International, Inc. (OTC Pink: PYYX) ("Pyxus," the "Company," "we," or "our"), a global value-added agricultural company, today announced results for its fourth quarter and fiscal year ended March 31, 2024.

Pieter Sikkel, Pyxus' President and Chief Executive Officer, stated, “We achieved strong fiscal year 2024 results through our continued identification and capture of opportunities for growth, acceleration of our operating cycle times, improved working capital efficiency and increased availability of our total liquidity. Our discipline is enabling a significant reduction of long-term debt that strengthens our capital structure and demonstrates our ability to achieve near-term operating and financial objectives while ensuring that the business remains positioned for long-term success.”

Full Year 2024 Results
The Company grew sales and other operating revenues for the fiscal year ended March 31, 2024 by 6.1% to $2.0 billion compared to $1.9 billion for the prior fiscal year. This growth was largely driven by consistent execution and an increase in average pricing of 10.5%, partially offset by slightly lower volume of 4.4% compared to fiscal 2023.

Gross margin for fiscal 2024 improved to 15.4% from 13.6% for fiscal 2023. This improvement in gross profitability was driven by several factors, including leverage over fixed costs from more efficient global footprint utilization, an increase in full-service crop volumes in certain geographies, and a generally more favorable mix by customer and by region. Average gross profit per kilogram for fiscal 2024 increased by 27.9%, rising from $0.61 for fiscal 2023 to $0.78.

Operating income increased 46.3% to $137.2 million in fiscal 2024, compared to $93.8 million in fiscal 2023, a notable improvement that reflects both a more favorable mix of business as well as certain operating efficiencies. Net income rose to $2.7 million for fiscal 2024, an improvement of $41.8 million compared to a loss of $39.1 million in fiscal 2023. The Company grew Adjusted EBITDA for fiscal 2024 to $193.9 million, an increase of 22.1% compared to $158.8 million in fiscal 2023, significantly exceeding its initial guidance and achieving the high end of its most recent guidance.

Sikkel continued, “Our disciplined execution and continued achievement of efficiency in our management of working capital enabled us to meaningfully improve both our operations and our balance sheet, including the elimination of significant long-term debt, which will yield permanent benefits to our results. Our key credit profile indicators, including a leverage ratio that now stands at 4.8 and an interest coverage ratio at 1.5, are strong and continue to improve. We intend to pursue negotiated reductions in our cost of borrowing and will continue to evaluate a range of financial market opportunities to further strengthen our capital structure.”

Debt Repurchase and Retirement Update
As previously announced, in March 2024, the Company repurchased $77.9 million aggregate principal amount of its 8.5% senior secured notes due 2027 (the “2027 notes”) for approximately $60.0 million in cash plus certain customary fees and expenses and accrued and unpaid interest. Subsequent to the close of the fiscal year, the Company had completed the repurchase of $10.3 million of its long-term debt for $9.1 million in cash plus certain customary fees and expenses and accrued and unpaid interest. It continues to expect to to repurchase, by the end of September 2024, $34.2 million aggregate principal amount of the 2027 Notes for $26.3 million in cash plus certain customary fees and expenses and accrued and unpaid interest. With that remaining transaction, the Company will have completed the full negotiated repurchase of $122.5 million of long-term debt for a total of $95.4 million plus customary fees and expenses, an average discount of 22.1% to par, by September. The debt subject to repurchase is comprised of $112.1 million of 8.5% senior secured notes due 2027 and $10.3 million of senior secured term loans. In addition, the Company will retire $20.4 million of 10.0% senior secured notes at maturity in August 2024. As a result of these repurchases and retirements, the Company will eliminate 24.6% of its total outstanding long-term debt.

Fiscal 2025 Guidance
For the full year, Pyxus anticipates sales to range between $2.1 billion and $2.3 billion and adjusted EBITDA to range between $165 million and $185 million. The Company believes it is well positioned to successfully navigate an industry operating environment for fiscal 2025 that, due to the El Niño weather phenomenon, is generally expected to have a short-term negative impact on margins.

Financial Results Investor Call
The Company will hold an earnings conference call and webcast on on Thursday, June 6, 2024 at 9 a.m. ET. Investors and analysts interested in participating in the call are invited to dial (929) 477-0448 or (888) 256-1007 and use conference ID 8109873. The webcast can be accessed at http://investors.pyxus.com.

A presentation of fourth quarter and fiscal year ended March 31, 2024 results will be available on the Company's investor relations webpage prior to the call. For those unable to join the live audio webcast, the archived recording will be available on the Company's investor relations webpage shortly after the call.
Any replay, rebroadcast, transcript, or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this report regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as "strategy," "expects," "continues," "plans," "anticipates," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the year ended March 31, 2024, and in our other filings with the Securities and Exchange Commission. These risks and uncertainties include: our reliance on a small number of significant customers; continued vertical integration by our customers; global shifts in sourcing customer requirements; shifts in the global supply and demand position for tobacco products; variation in our financial results due to growing conditions, customer indications and other factors; loss of confidence in us by our customers, farmers and other suppliers; migration of suppliers who have historically grown tobacco and from whom we have purchased tobacco toward growing other crops; risks related to our advancement of inputs to tobacco suppliers to be settled upon the suppliers delivering us unprocessed tobacco at the end of the growing season; risks that the tobacco we purchase directly from suppliers will not meet our customers’ quality and quantity requirements; weather and other environmental conditions that can affect the marketability of our inventory; international business risks, including unsettled political conditions, uncertainty in the enforcement of legal obligations, including the collection of accounts receivable, fraud risks, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries; many of our operations are located in jurisdictions that pose a high risk of potential violations of the Foreign Corrupt Practices Act; risks and uncertainties related to geopolitical conflicts, including the armed conflict between Israel and Hamas and disruptions affecting Red Sea shipping; impacts of international sanctions on our ability to sell or source tobacco in certain regions; exposure to foreign tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change; fluctuations in foreign currency exchange and interest rates; competition with the other primary global independent leaf tobacco merchant and independent leaf merchants; disruption, failure or security breaches of our information technology systems and other cybersecurity risks; continued high inflation;

regulations regarding environmental matters; risks related to our capital structure, including risks related to our significant debt and our ability to continue to finance our non-U.S. local operations with uncommitted short-term operating credit lines at the local level; our ability to continue to access capital markets to obtain long-term and short-term financing; potential failure of foreign banks in which our subsidiaries maintain deposits or the failure by such banks to transfer funds or honor withdrawals; the risk that, because our ability to generate cash depends on many factors beyond our control, we may be unable to generate the significant amount of cash required to service our indebtedness; our ability to refinance our current credit facilities at the same availability or at similar interest rates; failure to achieve our stated goals, which may adversely affect our liquidity; developments with respect to our liquidity needs and sources of liquidity; the volatility and disruption of global credit markets; failure by counterparties to derivative transactions to perform their obligations; increasing scrutiny and changing expectations from governments, as well as other stakeholders such as investors and customers, with respect to our environmental, social and governance policies, including sustainability policies; inherent risk of exposure to product liability claims, regulatory action and litigation facing our e-liquids business if its products are alleged to have caused significant loss, injury, or death; certain shareholders have the ability to exercise controlling influence on various corporate matters; reductions in demand for consumer tobacco products; risks and uncertainties related to pandemics or other widespread health crises and any related shipping constraints, labor shortages and supply-chain impacts; legislative and regulatory initiatives that may reduce consumption of consumer tobacco products and demand for our services and increase regulatory burdens on us or our customers; government actions that significantly affect the sourcing of tobacco, including governmental actions to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production; governmental investigations into, and litigation concerning, leaf tobacco industry buying and other payment practices; and impact of potential regulations to prohibit the sale of cigarettes in the United States other than low-nicotine cigarettes. The Company does not undertake to update any forward-looking statements that it may make from time to time except to the extent required by law.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, Adjusted Cash Flow, and Net Debt. Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release. The range of Adjusted EBITDA anticipated for fiscal year ending March 31, 2025 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables, with the addition that, if included in the determination of net income attributable to Pyxus International, Inc., the amount of any non-cash employee stock-based compensation will be added back. Because of the forward-looking nature of the estimated range of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Pyxus International, Inc.
Pyxus International, Inc. is a global agricultural company with more than 150 years of experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxus.com.

Consolidated Statements of Operations

	Three Months Ended March 31,
(in thousands, except per share data)	2024	2023	2022
Sales and other operating revenues	$401,398	$407,145	$483,429
Cost of goods and services sold	343,422	342,003	415,772
Gross profit	57,976	65,142	67,657
Selling, general, and administrative expenses	44,433	44,837	36,016
Other expense, net	3,403	1,917	1,239
Restructuring and asset impairment charges	3,420	305	379
Goodwill impairment	—	—	32,186
Operating income (loss)	6,720	18,083	(2,163)
Loss on deconsolidation/disposition of subsidiaries	—	—	1,176
Loss on pension settlement	—	—	—
(Gain) loss on debt retirement	(15,914)	—	1,997
Interest expense, net	29,835	27,515	25,563
Loss before income taxes and other items	(7,201)	(9,432)	(30,899)
Income tax expense	10,921	18,317	3,398
Income from unconsolidated affiliates, net	8,461	7,804	3,951
Net loss	(9,661)	(19,945)	(30,346)
Net income attributable to noncontrolling interests	410	663	484
Net loss attributable to Pyxus International, Inc.	$(10,071)	$(20,608)	$(30,830)

Loss per share:
Basic and diluted	$(0.40)	$(0.83)	$(1.23)

Consolidated Statements of Operations

	Years Ended March 31,
(in thousands, except per share data)	2024	2023	2022
Sales and other operating revenues	$2,032,559	$1,914,881	$1,639,862
Cost of goods and services sold	1,720,224	1,653,864	1,412,805
Gross profit	312,335	261,017	227,057
Selling, general, and administrative expenses	160,910	151,531	142,021
Other expense, net	9,439	11,023	3,102
Restructuring and asset impairment charges	4,799	4,685	8,031
Goodwill impairment	—	—	32,186
Operating income	137,187	93,778	41,717
Loss on deconsolidation/disposition of subsidiaries	—	648	10,701
Loss on pension settlement	12,008	2,588	—
(Gain) loss on debt retirement	(15,914)	—	1,997
Interest expense, net	125,620	113,164	108,383
Income (loss) before income taxes and other items	15,473	(22,622)	(79,364)
Income tax expense	27,281	34,127	12,640
Income from unconsolidated affiliates, net	14,992	18,512	9,950
Net income (loss)	3,184	(38,237)	(82,054)
Net income attributable to noncontrolling interests	521	904	65
Net income (loss) attributable to Pyxus International, Inc.	$2,663	$(39,141)	$(82,119)

Earnings (loss) per share:
Basic and diluted	$0.11	$(1.57)	$(3.28)

Consolidated Balance Sheets

(in thousands)	March 31, 2024	March 31, 2023
Assets
Current assets
Cash and cash equivalents	$92,569	$136,733
Restricted cash	7,224	2,176
Trade receivables, net	168,764	185,351
Other receivables	18,704	17,387
Inventories, net	931,654	775,071
Advances to suppliers, net	20,397	42,305
Recoverable income taxes	4,455	5,815
Prepaid expenses	50,185	37,555
Other current assets	16,254	18,172
Total current assets	1,310,206	1,220,565
Investments in unconsolidated affiliates	101,255	100,750
Intangible assets, net	33,879	38,572
Deferred income taxes, net	7,196	6,662
Long-term recoverable income taxes	2,963	2,863
Other noncurrent assets	32,617	43,761
Right-of-use assets	35,639	35,892
Property, plant, and equipment, net	134,158	133,398
Total assets	$1,657,913	$1,582,463

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$499,312	$382,544
Accounts payable	181,247	170,287
Advances from customers	90,719	42,472
Accrued expenses and other current liabilities	96,954	92,693
Income taxes payable	8,539	18,264
Operating leases payable	8,100	8,723
Current portion of long-term debt	20,294	75
Total current liabilities	905,165	715,058
Long-term taxes payable	2,678	4,978
Long-term debt	497,734	618,430
Deferred income taxes	7,934	9,900
Liability for unrecognized tax benefits	17,742	14,175
Long-term leases	26,136	25,581
Pension, postretirement, and other long-term liabilities	53,701	52,511
Total liabilities	1,511,090	1,440,633
Commitments and contingencies
Stockholders’ equity
Common stock—no par value:
250,000 authorized shares and 25,000 issued and outstanding for all periods	389,789	390,290
Retained deficit	(255,291)	(257,954)
Accumulated other comprehensive income	7,786	5,515
Total stockholders’ equity of Pyxus International, Inc.	142,284	137,851
Noncontrolling interests	4,539	3,979
Total stockholders' equity	146,823	141,830
Total liabilities and stockholders' equity	$1,657,913	$1,582,463

Segment Results

Years Ended March 31, 2024 and 2023

	Years Ended March 31,		Change
(in millions, except per kilo amounts)	2024	2023	$	%
Leaf:
Product revenue	$1,912.4	$1,812.2	100.2	5.5
Tobacco costs	1,535.3	1,474.0	61.3	4.2
Transportation, storage, and other period costs	89.1	98.9	(9.8)	(9.9)
Total cost of goods sold	1,624.4	1,572.9	51.5	3.3
Product revenue gross profit	288.0	239.3	48.7	20.4
Product revenue gross profit as a percent of sales	15.1%	13.2%

Kilos sold	370.7	387.8	(17.1)	(4.4)
Average price per kilo	$5.16	$4.67	0.49	10.5
Average cost per kilo	4.38	4.06	0.32	7.9
Average gross profit per kilo	0.78	0.61	0.17	27.9

Processing and other revenues	$117.2	$88.4	28.8	32.6
Processing and other revenues costs of services sold	89.6	64.0	25.6	40.0
Processing and other gross profit	27.6	24.4	3.2	13.1
Processing and other gross profit as a percent of sales	23.5%	27.6%

All Other:
Sales and other operating revenues	$2.9	$14.3	(11.4)	(79.7)
Cost of goods and services sold	6.2	16.9	(10.7)	(63.3)
Gross loss	(3.3)	(2.6)	(0.7)	(26.9)
Gross loss as a percent of sales	(113.8)%	(18.2)%

Reconciliation of Certain Non-GAAP Financials Measures (1) (Unaudited)

	Three Months Ended March 31,			Fiscal Years Ended March 31,
(in thousands)	2024	2023	2022	2024	2023	2022
Net (loss) income attributable to Pyxus International, Inc.	$(10,071)	$(20,608)	$(30,830)	$2,663	$(39,141)	$(82,119)
Plus: Interest expense	31,395	28,654	26,668	132,174	118,458	111,043
Plus: Income tax expense	10,921	18,317	3,398	27,281	34,127	12,640
Plus: Depreciation and amortization expense	5,022	4,459	4,693	19,250	19,137	16,676
EBITDA (1)	37,267	30,822	3,929	181,368	132,581	58,240
Plus: (Recoveries) reserves for doubtful customer receivables	(151)	555	1,136	640	426	4,404
Plus: Other expense, net	3,403	1,917	1,858	9,439	11,023	3,349
Plus: Restructuring and asset impairment charges (2)	3,420	305	379	4,799	6,160	8,031
Plus: Goodwill impairment	—	—	31,814	—	—	32,186
Plus: (Gain) loss on debt retirement	(15,914)	—	—	(15,914)	—	1,997
Plus: Debt restructuring (3)	155	4,783	264	330	5,496	3,550
Plus: Pension retirement expense (4)	—	—	—	12,008	2,724	—
Plus: Development of and exit from non-leaf-tobacco businesses (5)	—	16	1,283	3	713	13,589
Plus: Other adjustments (6)	459	237	2,405	1,244	(316)	1,350
Adjusted EBITDA (1)	$28,639	$38,635	$43,068	$193,917	$158,807	$126,696

Total debt				$1,017,340	$1,001,049	$1,066,945
Less: Cash				92,569	136,733	198,777
Net debt (1)				$924,771	$864,316	$868,168
Net debt /Adjusted EBITDA (1)				4.77x	5.44x	6.85x

Adjusted EBITDA (1)				$193,917	$158,807	$126,696
Interest expense				132,174	118,458	111,043
Interest coverage				1.47x	1.34x	1.14x

Net cash provided by (used in) operating activities	1,864	(27,223)	(13,934)	(214,970)	(137,822)	(198,765)
Capital expenditures	(6,692)	(6,376)	(2,626)	(21,043)	(16,307)	(14,827)
Collections from beneficial interests in securitized trade receivables (7)	48,613	42,624	34,214	175,911	165,262	189,440
Adjusted Cash Flow (1)	$43,785	$9,025	$17,654	$(60,102)	$11,133	$(24,152)

(1)Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), Adjusted Cash Flow, and Net Debt are not measures of results of operations, cash flows from operations or indebtedness under generally accepted accounting principles in the United States ("U.S. GAAP") and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA, Adjusted EBITDA, Adjusted Cash Flow, and Net Debt to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported amounts. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. EBITDA, Adjusted EBITDA, Adjusted Cash Flow, Net Debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA, Adjusted EBITDA and Adjusted Cash Flow as presented may not equal column or row totals due to rounding.
(2)Amounts incurred during the three and twelve months ended March 31, 2024 included employee separation charges primarily related to changes in the corporate organizational structure and the continued restructuring of certain leaf operations and asset impairment charges primarily related to continued restructuring of certain non-leaf agriculture operations. Amounts incurred during the fiscal years ended March 31, 2023 and 2022 included employee separation and asset impairment charges primarily related to the restructuring of certain non-leaf operations and related inventory write-offs classified within cost of goods and services sold in the Company's condensed consolidated statements of operations.
(3)Amounts incurred during the three and twelve months ended March 31, 2023 included legal and professional fees incurred in connection with the debt exchange transactions completed in February 2023 and with the amendment and extension of the delayed-draw term loan. Amounts incurred during the fiscal year ended March 31, 2022 included consulting fees incurred in connection with the implementation of process improvements required in connection with the Company's delayed-draw term loan credit facility established in the prior fiscal year.
(4)During the fiscal year ended March 31, 2024, the Company terminated one of its defined benefit pension plans in the U.K. ("U.K. Pension Plan"). The Company recorded a noncash pension settlement charge which included the disposition of the U.K. Pension Plan assets and reclassification of unrecognized net pension losses within accumulated other comprehensive income (loss) into the Company's condensed consolidated statements of operations. During the fiscal year ended March 31, 2023, the Company settled benefits with vested participants in the U.S. defined benefit pension plan ("U.S. Pension Plan") that elected a lump sum payout and made a cash contribution to fully fund the U.S. Pension Plan's liabilities in preparation to purchase a group annuity contract to administer future payments to the remaining U.S. Pension Plan participants. This adjustment includes pension settlement charges incurred during the fiscal year ended March 31, 2023 and were classified as loss on pension settlement expense and selling, general, and administration expenses in the Company's condensed consolidated statements of operations.
(5)Includes the aggregate amount of certain items related to the Company's development of and subsequent exits from its non-leaf-tobacco businesses (that is, the production and sale of legal cannabis in Canada, the production and sale of industrial hemp products, including CBD extracted from industrial hemp, and the production and sale of tobacco e-liquids) to the extent such items are included in the Company's consolidated results of operations, which includes all items separately reported for such businesses in the presentation by the Company of its adjusted EBITDA in prior periods. Such items include, to the extent reflected in consolidated results, the adjusted EBITDA of the Canadian cannabis and industrial hemp operations otherwise calculated on the same basis as Adjusted EBITDA is presented in this table, loss incurred on the deconsolidation or disposition of certain of these non-leaf tobacco businesses, as applicable, and write-offs of inventory and equipment related to certain of these businesses.
(6)Includes the following items: (i) the addition of amortization of basis difference related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014, (ii) the subtraction of the Adjusted EBITDA of the Company's former green leaf sourcing operation in Kenya, which is calculated on the same basis as Adjusted EBITDA presented in this table (in fiscal year 2016 the Company decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program), and (iii) the subtraction of a one-time interest receipt related to a legal settlement in South America.
(7)Represents cash receipts from the beneficial interest in sold receivables under the Company's the accounts receivable securitization programs and were classified as investing activities within the consolidated statements of cash flows.